                                                                    EXHIBIT 99.3

                         EXECUTIVE EMPLOYMENT AGREEMENT


        THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 27th day of April, 2000, by and between Searchound.com 2000 Ltd., a Nevada corporation ("SEARCHOUND"), and David Mullikin, an individual ("Executive");



                              W I T N E S S E T H:
                               -------------------

        WHEREAS, SEARCHOUND desires to retain the services of Executive and Executive desires to be retained by SEARCHOUND; and

        WHEREAS, as an inducement to SEARCHOUND to enter into this Agreement, Executive has agreed to be employed and not to compete with SEARCHOUND to the extent set forth below;

                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein and the payments by SEARCHOUND to Executive required below, the parties hereto agree as follows:

        1. Employment. Subject to the termination provisions of Sections 6, 7 and 8, SEARCHOUND shall employ Executive as President and CEO, or such other or different position as may be designated by the Board of Directors of SEARCHOUND from time-to-time and consented to by Executive (which consent will not unreasonably be withheld or delayed). Executive shall be employed for an initial period of 24 months from the date hereof (the "Commencement Date") ("Initial Period") and shall continue thereafter ("Term") unless and until terminated as provided herein. Executive shall perform such duties and responsibilities as the Board of SEARCHOUND may request from time-to-time. Executive shall diligently, faithfully and competently perform all duties required hereunder and shall not have any other employment.

        2. Base Salary. During the Term, SEARCHOUND will pay Executive a salary at a rate of Two Hundred Thousand Dollars ($200,000) per annum until April 30, 2001 and Two Hundred Fifty Thousand Dollars ($250,000) per annum thereafter unless and until increased by the Board of Directors ("Base Salary"), payable in substantially equal semi-monthly installments. All compensation paid hereunder is subject to all applicable withholding and other taxes.

        3. Benefits. While Executive is employed by SEARCHOUND, SEARCHOUND will provide for Executive's participation in benefit programs on the same basis as other executive officers of SEARCHOUND, including health and dental insurance for Executive and his family (up to $600 per month), life insurance and three
(3) weeks vacation. SEARCHOUND will provide indemnification to Executive in connection with the services provided to or on behalf of SEARCHOUND as set forth in SEARCHOUND's Articles of

Incorporation and Bylaws. In addition, SEARCHOUND shall issue to Executive 100,000 shares of common stock of Pan International Gaming Inc. ("PANE").

        4. Option. The parties acknowledge that SEARCHOUND has entered into an Agreement and Plan of Business Combination (the "PANE Agreement") with PANE whereby SEARCHOUND would become a subsidiary of PANE. PANE intends to implement a Stock Option Plan (the "Plan"), which Plan must be approved by the Board and the Shareholders of PANE. If the Plan is approved by the Board and Shareholders, then it is the intention of SEARCHOUND and PANE that Executive shall receive an option to purchase 500,000 shares of PANE common stock at an exercise price equal to the fair market value on the date of grant. The Option is intended to vest in accordance with the following schedule:

        125,000 shares on each of October 31, 2000, April 30, 2001, October 31,
                2001 and April 30, 2002 (provided Executive remains employed hereunder) (the "Non-contingent Options").

        In addition, PANE intends to grant Executive an additional option to purchase 50,000 shares of PANE common stock at the fair market value on the date of grant if PANE is able to obtain an equity financing of $5 million and selected acquisitions on or prior to October 31, 2000 on terms and conditions acceptable to the Board and Executive is employed hereunder on the date of consummation of such financing. All of the options will be subject to the terms of the Plan when adopted and all agreements required thereby. Upon a change of control (to be defined in the Option Agreement) of PANE, all unvested, Non-contingent Options shall be vested and exercisable for a period of ninety
(90) days after the change in control.

All of the above options are subject to the closing of the PANE Agreement.

        5. Methods of Termination. This Agreement may be terminated as follows:

                (a) By SEARCHOUND for "Cause," upon the delivery of written notice thereof to Executive. For purposes of this Agreement, "Cause" shall mean, without limitation, the occurrence of any of the following on the part of Executive:

                        (i) Executive's conviction of or plea of guilty or nolo
                contendere to a crime involving moral turpitude or providing for a term of imprisonment;

                        (ii) Executive's engagement in willful misconduct
                (including but not limited to employee discrimination or harassment) materially injurious to SEARCHOUND or its reputation which remains uncured for thirty (30) days after written notice to Executive;

                        (iii) Executive's engagement in activities which
                constitute a material breach of this Agreement or any other agreement between Executive and SEARCHOUND which remains uncured for thirty (30) days after written notice to Executive;

                        (iv) Executive's gross negligence in the execution of,
                or Executive's willful failure which remains uncured for thirty
                (30) days after written notice to Executive (or continued failure, which need not be willful) to carry out, his duties and responsibilities hereunder up to the standards of performance which could reasonably be expected from an employee in his position; or

                        (v) An act or acts of fraud, embezzlement or dishonesty,
                either: (A) taken by Executive to the detriment of SEARCHOUND; or (B) by others in conspiracy or affiliation with Executive and intended to result in enrichment or advantage to Executive at the expense of SEARCHOUND or with use of SEARCHOUND's assets or information.

        Notwithstanding the foregoing, regarding (ii), (iii) and (iv) above, SEARCHOUND will not be obligated to give Executive an opportunity to cure any individual claim more than three (3) times in any twelve (12) month period.

                (b) By SEARCHOUND without Cause upon two (2) weeks written notice to Executive;

                (c) By Executive upon two (2) weeks written notice to SEARCHOUND;

                (d) Upon the death or Disability of Executive. For purposes of this Agreement, "Disability" means the inability of Executive to perform his duties or services as provided in this Agreement because of mental, physical or other illness, disease or injury, where such disability: (i) shall have existed for an aggregate of 3 months in any 12 month period and SEARCHOUND shall have so notified Executive, or any guardian or representative of Executive, thereof; or (ii) has prevented Executive from performing substantially all of his duties under this Agreement for a period of 3 consecutive months; or

                (e) By express mutual written agreement signed by Executive and SEARCHOUND.

        6. Termination. In the case of the termination or cancellation of this Agreement by SEARCHOUND under Section 5(a) or Executive under Section 5(c) and subject to Section 13, SEARCHOUND shall have no obligation to pay Executive any further salary, commission payment or benefit under this Agreement and Executive may not exercise the Options or any part thereof, and any unvested portion of the Option shall be automatically terminated and canceled upon such termination. If SEARCHOUND terminates Executive's employment without Cause, SEARCHOUND will continue to pay the Base Salary ("Severance Pay") until the expiration of the later of (i) the Initial Term or (ii) 12 months after termination; and, in addition, all then unvested, Non-contingent Options will be immediately vested and be exercisable for a period of ninety (90) days.

        7. Other Terminations. In the case of the termination or cancellation of this Agreement pursuant to 5(d), Employee or Employee's heirs, executors or administrators of his property or estate, as applicable, shall receive, subject to Section 13, in full satisfaction of SEARCHOUND's obligations to Executive hereunder all amounts due and payable on or prior to the date of such termination under Sections 2 and 3 of this Agreement. In addition, any unvested portion of the Option shall be automatically terminated and canceled and the vested portion of the Option shall remain exercisable for a period of ninety
(90) days after termination subject to the provisions of this Agreement and the Option Agreement.

        8. Release. SEARCHOUND shall not be obligated to make any of the payments referred to in Sections 6 or 7 unless and until SEARCHOUND has received a Release of Claims executed by Executive or Executive's heirs, executors, administrators, or guardian, as applicable, in a form satisfactory to SEARCHOUND at its reasonable discretion.

        9. Restrictive Covenants. During Executive's employment with SEARCHOUND hereunder or otherwise and for a period equal to (i) 2 years after Executive is no longer employed by SEARCHOUND, if Executive is terminated or terminates pursuant to 5(a) or 5(c) or (ii) for as long as SEARCHOUND is paying the Severance Pay if Executive is terminated pursuant to 5(b), Executive shall not:

                (a) directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business located anywhere in the world that directly competes with the business conducted by SEARCHOUND on the date hereof or at any time during the term of this covenant. Notwithstanding the above, this paragraph shall not be construed to prohibit Executive from owning less than 3% of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

                (b) directly or indirectly, either individually, or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever: (i) divert or attempt to divert from SEARCHOUND any business with any strategic partner, customer or account of SEARCHOUND; (ii) induce any salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber or other person transacting business with SEARCHOUND to terminate their relationship or association with SEARCHOUND, or to represent, distribute or sell services or products in competition with services or products of SEARCHOUND; or (iii) induce or cause any employee of SEARCHOUND to leave the employ of SEARCHOUND.

        10. Non-Disclosure. Executive shall not at any time or in any manner either during the Term or at any time thereafter, directly or indirectly, use or disclose to any party other than SEARCHOUND any trade secrets or other Confidential Information (as defined below) learned or obtained by him while a stockholder, officer or employee of SEARCHOUND. As used herein, the term "Confidential Information" means information disclosed to or known by Executive as a consequence of his position with SEARCHOUND and not generally known in the industry in which SEARCHOUND is engaged and that in any way relates to SEARCHOUND's products, processes, services, inventions (whether patentable or not), formulas, software, programs, algorithms, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, purchasing, licensing, accounting, engineering, marketing, merchandising and selling.

        11. Inventions. During the Term, Executive agrees that all inventions, discoveries, written materials, brochures, training programs, training materials, products, processes, services, inventions (whether patentable or not), formulas, software, programs, algorithms, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, purchasing, licensing, accounting, engineering, marketing, merchandising and selling, conceived of or developed by Executive during the Term or otherwise, whether alone or jointly with others and whether during working hours or otherwise, which relate to any business of SEARCHOUND shall be SEARCHOUND's exclusive property. Executive shall: (a) promptly disclose in writing to SEARCHOUND each invention, written material, brochure, training program, training material, product, process, service, invention (whether patentable or not), formula, item of software, program, algorithm, technique or item of know-how, including, but not limited to, information relating to distribution systems and methods, research, development, purchasing, licensing, accounting, engineering, marketing, merchandising and selling, conceived by or developed by Executive during the Term or otherwise; (b) assign all rights to the same to SEARCHOUND; and (c) assist SEARCHOUND, if requested, at SEARCHOUND's expense to obtain and protect any patents, trademarks, copyrights or service marks on the same.

        12. Affiliate Transactions. For as long as Executive is employed by SEARCHOUND or Executive or any member of his family is the beneficial owner of any stock of SEARCHOUND, neither Executive, any member of her family nor any affiliate (as such term is used in the Federal securities laws) of Executive shall engage, directly or indirectly, in any business transaction with SEARCHOUND without the express approval of 80% of the Board.

        13. Effect of Breach. In addition to the consequences described in
Section 5(a), in the event Executive breaches his obligations under Sections 9, 10, 11, or 12 at any time, SEARCHOUND shall have no further obligation to pay any amounts owed to Executive hereunder or otherwise and all such amounts shall be forfeited to SEARCHOUND. Section 13 shall not, nor shall it be deemed, to abrogate, limit or substitute for, any remedy available to SEARCHOUND, whether in equity or at law, for such breach.

        14. Specific Performance. The parties hereto agree that their rights hereunder are special and unique and that any violation thereof would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

        15. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive, except as otherwise provided herein.

        16. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the law of the State of Missouri as to all matters, including, but not limited to, matters of validity, construction, effect and performance, except that no doctrine of choice of law shall be used to apply any law other than that of the State of Missouri. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY AND THE EXECUTIVE HEREBY CONSENTS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN THE STATE OF MISSOURI.

        17. Severability. SEARCHOUND and Executive believe the covenants against competition and relating to non-disclosure and inventions, contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of SEARCHOUND. However, in case any 1 or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

        18. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter. This Agreement shall be deemed drafted by both parties despite any legal presumptions to the contrary.

        IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                                       SEARCHOUND.COM 2000 LTD.


                                       By: Max Herndl
                                          --------------------------------------

                                       Title: Director
                                             -----------------------------------

                                              David Mullikin, an individual